Exhibit 99.1

Tremisis Energy Acquisition Corporation II to Acquire Asiana IDT

ASIANA IDT IS A LEADING TOTAL IT SERVICE PROVIDER in the Republic of Korea. The company is presently a subsidiary of the Kumho Asiana Group, one of the largest Korean conglomerates with diverse business areas including manufacturing of chemicals and tires, construction, transportation, airlines, logistics, leisure and finance.

Upon completion of the transaction, Tremisis Energy Acquisition Corporation II will be the sole owner of Asiana IDT and will be renamed Asiana IDT Holdings, Inc.

Seoul, Korea, August 3, 2009– Tremisis Energy Acquisition Corporation II [NYSE Amex: TGY] and Asiana IDT, Inc, a leading information technology (IT) service provider which offers total IT solutions and services in consulting, system integration (SI), network integration (NI), IT outsourcing and legacy migration (LM), on July 30, 2009 jointly announced the signing of a definitive Securities Purchase Agreement by which they plan to combine by means of the acquisition by TGY of all of the outstanding capital stock of Asiana IDT. TGY is a special purpose acquisition company (“SPAC”) which raised approximately $76,000,000 of gross proceeds in its initial public offering in 2007.

The transaction calls for TGY to purchase Asiana IDT’s capital stock for United States Dollars (“USD”) 63,076,925 in cash and 9,832,670 shares of TGY’s common stock, which would represent 50% plus 1 share of all of the outstanding common stock of TGY based on the amount of shares currently outstanding and retirement of certain founders’ shares.

Asiana IDT, Inc. (http://www.asianaidt.com), as an affiliate of the Kumho Asiana Group, has grown to be a leading IT service provider offering total IT solutions and services in the consulting, SI, NI, IT outsourcing and LM businesses. Its customers and partners, including Lufthansa Systems, IBM Korea, Oracle Korea, Hewlett Packard Korea, Sun Microsystems Korea, Microsoft Korea, and the Korea Electric Certification Authority, are in various fields such as public service, air and road transportation, construction, manufacturing, logistics, finance and leisure.

Asiana IDT had, respectively for the years 2008, 2007 and 2006, sales of $191.75 million, $153.68 million and $112.45 million, operating income of $14.01 million, $6.14 million and $5.35 million and net income of $10.29 million, $6.33 million and $4.39 million.  At December 31, 2008, it had total assets of $83.84 million and shareholders’ equity of $15.99 million. Asiana IDT’s financial statements are Korea GAAP audited, public, and filed with the Korea Financial Supervisory Service (FSS). USD figures were translated according to a 10-day moving average exchange rate of 1,255.04 Won per USD provided by the Bank of Korea Economic Statistics System for the ten business days ending July 29, 2009.

Sang-Chul Kim, Chairman and Chief Executive Officer of TGY, stated, “After carefully considering numerous potential acquisition candidates, we are pleased to have identified such an attractive partner in Asiana IDT of the Kumho Asiana Group and its management team. Asiana IDT is a fast-growing, full-service IT services provider in the Republic of Korea and one of a handful of major players in its industry. It has developed substantial scale in terms of revenues and cash flow, and has an impressive track record of growth. Asiana IDT provides its services to the affiliates in the Kumho Asiana Group, so it has a solid, recurring revenue source. However, its business is not limited to the parent; as a leading IT service provider, Asiana IDT is participating in many IT-systems-building projects.”

Chang-Kyu Kim, CEO of Asiana IDT, added, “Asiana IDT has superior IT solutions relative to its competitors. We look forward to supporting the management team, as it continues to create value for Asiana IDT’s customers, deliver profitable growth, and realize its full potential.”

Details of the Transaction

§ Asiana IDT’s current parent company will receive $63,076,925 of cash and 9,832,670 million TGY common shares upon completion of the transaction.

§ TGY’s existing public stockholders will own approximately 49% of Asiana IDT’s common shares outstanding after the completion of the transaction (assuming no TGY shareholders vote against the transaction and elect to have their shares converted into cash pursuant to TGY’s certificate of incorporation).

§ Asiana Airlines, Inc. will become the combined company’s largest shareholder, with 50%+1 of the common shares outstanding (assuming no TGY shareholders vote against the transaction and elect to have their shares converted into cash and the retirement of certain founders’ shares).

§ Asiana IDT’s existing management team, including CEO Chang-Kyu Kim, will continue to lead Asiana IDT after the business combination.

Securities Contributions by Sang-Chul Kim and SoftForum

Effective upon completion of the transaction, Sang-Chul Kim and SoftForum, (KOSDAQ: 054920), an affiliate of Sang-Chul Kim and a leading Korean company specialized in the provision of security software solutions and liquid crystal display (LCD) equipment, have agreed to contribute to TGY a total of 2,333,168 shares of TGY common stock that they have the right to acquire from the original founding stockholders of TGY at the closing. These contributions will reduce TGY’s shares outstanding immediately post-closing.

Conditions to the Consummation of the Transaction

The consummation of the transactions contemplated by the Securities Purchase Agreement is subject to the fulfillment of the following conditions, among others:

•	Approval of the transactions by TGY’s stockholders at a special meeting called for such purpose;

•
Holders of thirty percent (30%) or more of the shares of TGY’s common stock issued in its initial public offering and outstanding immediately before the closing shall not have exercised their rights to convert their shares into a pro rata share of the trust fund established for the benefit of the holders of TGY’s common stock issued in its initial public offering.

•	Approval by the holders of TGY’s warrants of an amendment to the governing warrant agreement to provide for the redemption of all existing and outstanding warrants promptly after the closing.

The transaction is also subject to satisfactory due diligence by both parties and to reconciliation of financial information to United States generally accepted accounting principles.

About TGY

TGY is a special purpose acquisition company, launched in July 2007 in an initial public offering raising $76,000,000 of gross proceeds. TGY was formed for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets. It currently has no operating businesses. In March 2009, SoftForum Co., Ltd. and Chairman Kim entered into an agreement with the founding stockholders of TGY giving them the right to acquire approximately 19.2% of TGY’s outstanding common stock upon the closing of a business combination and assumed management of the company. The agreement also provides that SoftForum and Chairman Kim will have the option to purchase warrants to purchase 2,650,000 shares of TGY’s common stock for $2,100,000 and gives the founding stockholders a similar option to require SoftForum and Chairman Kim to make such purchase. The shares owned by the founding stockholders would be transferred to SoftForum and Chairman Kim for no additional consideration upon the closing of the warrant transaction, which will take place concurrently with the closing of the transactions under the Securities Purchase Agreement.

Contacts

Tremisis Energy Acquisition Corporation II

David Yoo
Capital Express Co., Ltd. (NY)
+1-917-388-6151
davidyoo@sfinvest.co.kr

Rosa Kim
Capital Express Co., Ltd. (Seoul)
+82-10-3838-6354
rosakim@sfinvest.co.kr